Exhibit 99.1

Horizon Technology Finance Announces First Quarter 2020 Financial Results

- Net Investment Income per Share of $0.26; NAV per Share of $11.48 -

- Maintains Regular Monthly Distributions Totaling $0.30 per Share through September –

- Recognized Realized Gains of $4.3 Million from Three Portfolio Companies -

Farmington, Connecticut – April 28, 2020 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon” or the “Company”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries, today announced its financial results for the first quarter ended March 31, 2020.

First Quarter 2020 Highlights

•	Net investment income of $4.3 million, or $0.26 per share, compared to $3.2 million, or $0.28 per share for the prior-year period
•	Total investment portfolio of $334.5 million as of March 31, 2020
•	Net asset value of $193.5 million, or $11.48 per share, as of March 31, 2020
•	Annualized portfolio yield on debt investments of 13.2% for the quarter
•	Funded six loans totaling $50.5 million during the quarter
•	Raised total net proceeds of approximately $16.2 million with “at-the-market” (“ATM”) offering program
•	Experienced liquidity events from five portfolio companies
•	Cash of $38.8 million and credit facility capacity of $80.0 million as of March 31, 2020
•	Held portfolio of warrant and equity positions in 70 companies as of March 31, 2020
•	Undistributed spillover income of $0.38 per share as of March 31, 2020
•	Subsequent to quarter end, declared distributions of $0.10 per share payable in July, August and September 2020
•	Subsequent to quarter end, purchased all of the limited liability company interests of Arena in Horizon Secured Loan Fund I (“HSLFI”), its joint venture

“In this challenging economic environment, we are focused on continuing to manage our existing portfolio of investments, maintain a strong balance sheet and prudently originate new investments,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “We are working closely with the management teams and investors of our portfolio companies to help them through this period of great uncertainty, especially those companies that have been most impacted by COVID-19. We believe our current liquidity position and strong balance sheet provide us with the capacity to manage through this unprecedented environment.”

“Our first quarter results began to be impacted by the progression of COVID-19 in March, and we expect that prepayment activity will be reduced for the foreseeable future,” added Mr. Pomeroy. “Unfortunately, the impact of the pandemic, the global shut-down of the economy and uncertainty in the capital markets have had a negative impact on the fair value of our investments. While our outlook is cautious, we are maintaining our current monthly distribution level of $0.10 per share based upon our outlook and our spillover income. Looking ahead, we will continue to closely monitor the environment, our portfolio companies and our credit quality, while we selectively invest in opportunities that meet our underwriting criteria, in order to continue to deliver value to our shareholders.”

First Quarter 2020 Operating Results

Total investment income for the quarter ended March 31, 2020 grew 22% to $10.1 million, compared to $8.3 million for the quarter ended March 31, 2019. The year-over-year improvement in total investment income is primarily due to growth in interest income on investments resulting from an increase in the average size of the debt investment portfolio.

The Company’s dollar-weighted annualized yield on average debt investments for the quarter ended March 31, 2020 and 2019 was 13.2% and 14.4%, respectively. The Company calculates the dollar-weighted annualized yield on average debt investments for any period measured as (1) total investment income (excluding dividend income) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Net expenses for the quarter ended March 31, 2020 were $5.8 million, compared to $5.1 million for the quarter ended March 31, 2019. The increase was primarily due to $0.1 million of additional interest expense, $0.3 million of higher net performance-based incentive fees and $0.3 million in additional base management fees.

Net investment income for the quarter ended March 31, 2020 was $4.3 million, or $0.26 per share, compared to $3.2 million, or $0.28 per share, for the quarter ended March 31, 2019.

For the quarter ended March 31, 2020, net realized gain on investments was $3.5 million, or $0.21 per share, compared to a net realized gain on investments of $1.2 million, or $0.10 per share, for the quarter ended March 31, 2019.

For the quarter ended March 31, 2020, net unrealized depreciation on investments was $8.5 million, or $0.51 per share, compared to net unrealized depreciation on investments of $1.4 million, or $0.12 per share, for the prior-year period.

Portfolio Summary and Investment Activity

As of March 31, 2020, the Company’s debt portfolio consisted of 36 secured loans with an aggregate fair value of $307.6 million. In addition, the Company’s total warrant, equity and other investments in 71 portfolio companies had an aggregate fair value of $10.0 million, and the Company’s 50% equity interest in its joint venture had a fair value of $16.9 million as of March 31, 2020. Total portfolio investment activity for the three months ended March 31, 2020 and 2019 was as follows:

($ in thousands)	For the Three Months Ended March 31,
	2020	2019
Beginning portfolio	$319,551	$248,441

New debt investments	50,646	38,082

Principal payments received on investments	(8,987)	(4,523)

Early pay-offs	(16,947)	(14,090)

Accretion of debt investment fees	1,063	658

New debt investment fees	(580)	(538)

Proceeds from sale of investments	(5,680)	(1,768)

Dividend income from controlled affiliate investment	430	331

Distributions from controlled affiliate investment	—	(233)

Net realized gain on investments	3,492	1,151

Net unrealized depreciation on investments	(8,482)	(1,359)

Ending portfolio	$334,506	$266,152

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of March 31, 2020 and December 31, 2019:

($ in thousands)	March 31, 2020			December 31, 2019
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	2	$16,993	5.5%	4	$45,339	15.7%
3	26	232,037	75.5%	26	216,128	75.0%
2	6	56,227	18.3%	3	24,888	8.6%
1	2	2,300	0.7%	2	2,000	0.7%
Total	36	$307,557	100.0%	35	$288,355	100.0%

As of March 31, 2020, Horizon’s loan portfolio had a weighted average credit rating of 2.9, compared to 3.1 as of December 31, 2019, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents deteriorating credit quality and high degree of risk of loss of principal. As of March 31, 2020, there were two debt investments with an internal credit rating of 1, with a cost of $5.8 million and a fair value of $2.3 million. As of December 31, 2019, there were two debt investments with an internal credit rating of 1, with a cost of $5.7 million and a fair value of $2.0 million.

Liquidity and Capital Resources

As of March 31, 2020, the Company had $51.6 million in available liquidity, consisting of $38.8 million in cash and money market funds, and $12.8 million in funds available under existing credit facility commitments.

As of March 31, 2020, there was $45.0 million in outstanding principal balance under the $125.0 million revolving credit facility (“Key Facility”). The Key Facility allows for an increase in the total loan commitment up to an aggregate commitment of $150.0 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility.

Horizon Funding Trust 2019-1, a wholly-owned subsidiary of Horizon, previously issued $100.0 million of Asset-Backed Notes (the “Notes”) rated A+(sf) by Morningstar Credit Ratings, LLC, and backed by $160.0 million of secured loans originated by Horizon. The Notes bear interest at a fixed interest rate of 4.21% per annum and have a stated maturity date of September 15, 2027. As of March 31, 2020, the Notes had an outstanding principal balance of $100.0 million.

During the three months ended March 31, 2020, prior to the COVID-19-related volatility in the market, the Company sold approximately 1.3 million shares of common stock under its previously established ATM sales agreement with Goldman Sachs & Co. LLC and B. Riley FBR, Inc. For the same period, the Company received total accumulated net proceeds of approximately $16.2 million, including $0.3 million of offering expenses, from these sales.

As of March 31, 2020, the Company’s debt to equity leverage ratio was 94%, within the Company’s 80-120% targeted leverage range. The asset coverage ratio for borrowed amounts was 206%.

Liquidity Events

During the quarter ended March 31, 2020, Horizon experienced liquidity events from five portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In January, Sys-Tech Solutions, Inc. (“Sys-Tech”) closed a sale transaction from which Horizon received proceeds of $2.3 million in connection with the termination of Horizon's warrants in Sys-Tech.

In January, Horizon sold its equity in Palatin Technologies, Inc, (“Palatin”). Horizon continues to hold warrants in Palatin.

In February, Horizon received proceeds of $0.4 million upon the sale of its equity and exercise and sale of its warrants in Revance Therapeutics, Inc.

In February, Bridge2 Solutions, LLC (“Bridge2”) paid the outstanding principal balance of $14.5 million on its venture loan, plus interest and end-of-term payment. Horizon also received proceeds of approximately $2.8 million in connection with the termination of Horizon’s warrants in Bridge2.

In March, Verve Wireless, Inc. prepaid its outstanding principal balance of $1.9 million on its venture loan, plus interest, end-of-term payment, prepayment fee and additional fees.

Net Asset Value

At March 31, 2020, the Company’s net assets were $193.5 million, or $11.48 per share, compared to $156.4 million, or $11.55 per share, as of March 31, 2019, and $184.1 million, or $11.83 per share, as of December 31, 2019.

For the quarter ended March 31, 2020, net decrease in net assets resulting from operations was $0.7 million, or $0.04 per share, compared to a net increase in net assets resulting from operations of $3.0 million, or $0.26 per share, for the quarter ended March 31, 2019.

Stock Repurchase Program

On April 24, 2020, the Company’s board of directors extended the Company’s previously authorized stock repurchase program until the earlier of June 30, 2021 or the repurchase of $5.0 million of the Company’s common stock. During the quarter ended March 31, 2020, the Company did not repurchase any shares of its common stock. From the inception of the stock repurchase program through March 31, 2020, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million.

Recent Developments

In April, HealthEdge Software, Inc. (“HealthEdge”) paid the outstanding principal balance of $13.1 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon also received proceeds of approximately $0.5 million in connection with the termination of Horizon’s warrants in HealthEdge.

In April, the Company purchased all of the limited liability company interests of Arena in HSLFI, including, without limitation, undistributed amounts owed to Arena and interest accrued and unpaid on the debt investments of HSLFI through the date of purchase, for $17.1 million. In addition, Arena will receive 50% of the warrants held by HSLFI or its wholly-owned subsidiary, Horizon Funding I, LLC (“HFI”) at closing. HSLFI is now wholly-owned by the Company and in future reporting periods, the assets of HSLFI and HFI will be consolidated with the assets of the Company.

Monthly Distributions Declared in Second Quarter 2020

On April 24, 2020, the Company’s board of directors declared monthly distributions of $0.10 per share payable in each of July, August and September 2020. The following table shows these monthly distributions, which total $0.30 per share:

Monthly Distributions

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
June 17, 2020	June 18, 2020	July 15, 2020	$0.10
July 16, 2020	July 17, 2020	August 14, 2020	$0.10
August 17, 2020	August 18, 2020	September 15, 2020	$0.10
		Total:	$0.30

After paying distributions of $0.30 per share and earning net investment income of $0.26 per share for the quarter, the Company's undistributed spillover income as of March 31, 2020 was $0.38 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, the Horizon board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, April 29, 2020, at 9:00 a.m. ET to discuss its latest corporate developments and financial results. To participate in the call, please dial (877) 407-9716 (domestic) or (201) 493-6779 (international). The access code for all callers is 13701351. The Company recommends joining the call at least 10 minutes in advance. In addition, a live webcast will be available on the Company’s website at www.horizontechfinance.com.

A replay of the call will be available through Friday, May 1, 2020 at (844) 512-2921 in the United States and (412) 317-6671 International, passcode 13701351. A webcast replay will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio's return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon also has regional offices in Pleasanton, California and Reston, Virginia. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(860) 284-6450

Media Relations:

ICR

Brian Ruby

brian.ruby@icrinc.com

(203) 682-8268

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	March 31,	December 31,
	2020	2019
	(unaudited)
Assets
Non-affiliate investments at fair value (cost of $318,327 and $295,256, respectively)	$309,587	$294,304
Non-controlled affiliate investments at fair value (cost of $6,814 and $6,891, respectively)	7,975	8,597
Controlled affiliate investments at fair value (cost of $17,127 and $16,684, respectively)	16,944	16,650
Total investments at fair value (cost of $342,268 and $318,831, respectively)	334,506	319,551
Cash	37,989	6,465
Investments in money market funds	845	9,787
Restricted investments in money market funds	1,177	1,133
Interest receivable	6,440	5,530
Other assets	1,323	1,535
Total assets	$382,280	$344,001

Liabilities
Borrowings	$180,180	$152,050
Distributions payable	5,898	4,669
Base management fee payable	540	519
Incentive fee payable	1,071	1,613
Other accrued expenses	1,134	1,095
Total liabilities	188,823	159,946

Commitments and contingencies

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of March 31, 2020 and December 31, 2019	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 17,020,075 and 15,730,755 shares issued and 16,852,610 and 15,563,290 shares outstanding as of March 31, 2020 and December 31, 2019, respectively	17	16
Paid-in capital in excess of par	242,886	226,660
Distributable earnings	(49,446)	(42,621)
Total net assets	193,457	184,055
Total liabilities and net assets	$382,280	$344,001
Net asset value per common share	$11.48	$11.83

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)
 (Dollars in thousands, except share and per share data)

	For the Three Months Ended
	March 31,
	2020	2019
Investment income
Interest income on investments
Interest income on non-affiliate investments	$9,394	$7,434
Interest income on affiliate investments	182	223
Total interest income on investments	9,576	7,657
Fee income
Fee income on non-affiliate investments	105	313
Fee income on affiliate investments	3	5
Total fee income	108	318
Dividend income
Dividend income on controlled affiliate investments	430	331
Total dividend income	430	331
Total investment income	10,114	8,306
Expenses
Interest expense	2,162	2,048
Base management fee	1,582	1,297
Performance based incentive fee	1,071	1,948
Administrative fee	253	211
Professional fees	502	491
General and administrative	262	218
Total expenses	5,832	6,213
Performance based incentive fee waived	—	(1,140)
Net expenses	5,832	5,073
Net investment income	4,282	3,233

Net realized and unrealized loss on investments
Net realized gain on non-affiliate investments	3,479	1,151
Net realized gain on controlled affiliate investments	13	—
Net realized gain on investments	3,492	1,151

Net unrealized depreciation on non-affiliate investments	(7,790)	(1,515)
Net unrealized (depreciation) appreciation on non-controlled affiliate investments	(543)	152
Net unrealized (depreciation) appreciation on controlled affiliate investments	(149)	4
Net unrealized depreciation on investments	(8,482)	(1,359)
Net realized and unrealized loss on investments	(4,990)	(208)

Net (decrease) increase in net assets resulting from operations	$(708)	$3,025
Net investment income per common share	$0.26	$0.28
Net (decrease) increase in net assets per common share	$(0.04)	$0.26
Distributions declared per share	$0.35	$0.30
Weighted average shares outstanding	16,716,488	11,670,196